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EXHIBIT 1A-1

BROKER-DEALER SERVICES AGREEMENT WITH

DALMORE GROUP LLC AND COMMISSION SHARING AGREEMENT WITH STARTENGINE PRIMARY

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AMENDED BROKER-DEALER SERVICES AGREEMENT

This amended Broker-Dealer Selling Agreement (this “Agreement”) is made and entered into as of June 17, 2020 by and between Dalmore Group,  LLC, with its principal place of business at 525 Green Place Woodmere, NY 11598 (“Dalmore”, “us, “our”, or “we”) and BrewDog USA, Inc. with its principal place of business at 96 Gender Road, Canal Winchester, OH 43110 (“Issuer” “you” or “your”) (Dalmore and Issuer being referred to individually as a “Party“ and collectively as “Parties“ herein).

RECITALS:

WHEREAS, Dalmore is a registered broker-dealer in good standing with NYSE/FINRA/SIPC providing administrative, compliance, and other services for market participants, including issuers conducting offerings of securities pursuant to federal and state laws and regulations, in compliance with SEC and FINRA rules, including, but not limited to, Regulation A (also known as “Regulation A+”).  Additionally, Dalmore has developed proprietary administrative and technology methods and tools, performed third-party technology integrations with trusted vendors, and developed operational and compliance business methods to provide administrative and technology related functions in connection with issuers raising capital (together with Section 3(a) below, the “Services”); and

WHEREAS, Issuer is undertaking a capital raising effort pursuant to federal and/or state laws, and in compliance with the rules and regulations of SEC, FINRA, and all other applicable agencies and regulatory bodies, hereby entitled the BrewDog USA, Inc. Regulation A+ Tier 2 Offering (“Offering”); and,

WHEREAS, Issuer wishes to engage Dalmore to perform the Services in connection with the Offering, but not for underwriting or placement agent services (except as noted below). as defined by any law, regulation, agency or regulatory body.

THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT:

1.The recitals set forth above are true and correct and incorporated herein as if set forth at length.

2. Engagement:

A.Issuer hereby engages and retains Dalmore to perform the Services on Issuer’s behalf and for investors who are represented by and at the discretion of the Issuer, who wish to invest in the Offering. Dalmore shall perform the Services during the Offering period until the earlier of the completion or cancellation of the Offering or the termination of this Agreement. Dalmore hereby accepts such retention.

B.Dalmore will serve as the broker-dealer of record for the Issuer referred investors participating in the Offering, being conducted directly by Issuer on a best efforts basis, and to render such Services consistent with the services it generally provides.

C.Issuer and/or Issuer’s agents agree to provide Dalmore with due diligence materials as it reasonably requests, and as more particularly described on Exhibit A attached hereto and made a part hereof. Dalmore’s provision of any Services under this Agreement is subject to the satisfactory completion of its due diligence.

D.Dalmore will not advise Issuer with the Offering, and will accept the Offering terms and structure as determined solely and exclusively by Issuer and its advisers in meeting its capital needs. Issuer and/or Issuer’s agents will provide Dalmore with the Offering materials and disclosures, including the investor subscription agreement and the Offering Circular or private placement memorandum, or similar documents. Under no circumstances shall any communication, whether oral, written or otherwise, be construed or relied on by Issuer as advice from Dalmore. Issuer unequivocally agrees that Dalmore does not, will not, and has not at any time provided any securities, securities offering, legal, tax or accounting advice to Issuer related to the Regulation A+ Offering, and that any communications related to the Offering and to Issuer’s business, in general, are deemed to be casual conversation, and Issuer represents that it will rely solely on the advice of its own securities, legal, tax, and financial professionals.

3. Services and Responsibilities:

A.Dalmore Responsibilities — Dalmore agrees to:

i.Accept investor data from the Issuer, generally via a reputable software system or technology provider, but also via other means as may be established by mutual agreement;

ii.Dalmore will process potential investors, including, but not limited to, running reasonable background checks for anti-money laundering and PATRIOT Act purposes (together, “AML”), as well as comply with Know Your Customer (“KYC”) rules;

iii.Review and process information from potential investors, including but not limited to running reasonable background checks for AML, IRS tax fraud identification and purposes, and to gather and review responses to customer identification information;

iv.Review the subscription agreement the potential investor is entering into to confirm their participation in the Offering and determine, in our sole and absolute discretion, whether to accept the use of the subscription agreement for the potential investor’s participation;

v.Contact the Issuer and/or the Issuer's agents, if needed, to gather additional information or clarification from prospective investors;

vi.Warrant that we are properly licensed to conduct securities business in the state of the investor’s residence;

vii.Warrant that we are an SEC registered, FINRA member, SIPC insured firm in good standing and licensed to conduct securities business;

viii.Warrant that our personnel who execute and process the transaction are appropriately licensed securities representatives and/or principals, as required by regulations for the business being conducted;

ix.Not compensate any unregistered person with any fees based upon the amount or success of any investment in the Offering;

x.Provide the Issuer with prompt notice about inconsistent, incorrect or otherwise flagged subscriptions;

xi.Provide Issuer and/or the Issuer’s agents with prompt notice for investors and/or transactions we believe they should decline to accept based on our compliance process;

xii.File the necessary broker-dealer forms with FINRA as soon as reasonably practicable after the Issuer and/or Issuer’s agent file or submit documents related to the Offering to the SEC;

xiii.Maintain required files and records;

xiv.Not solicit or sell investors any other services or investment products related to this Offering;

xv.Not provide any investment advice nor any investment recommendations to any investor (declining to accept a transaction is not considered investment advice or a recommendation for purposes of this Agreement) related to this Offering, unless an additional contract for such services is entered into, and incorporated by reference into this Agreement;

xvi.Keep investor details and data confidential and not disclose to any third-party except as required by regulators, by law or in our performance under this Agreement;

xvii.Transmit data to the Issuer's transfer agent in the form of book-entry data for maintaining the Issuer's responsibilities for managing investors and record keeping; and

B.Issuer Responsibilities — Issuer agrees to:

i.Refer investors, at its sole and arbitrary discretion, to Dalmore so that Dalmore may perform the Services as described herein on behalf of Issuer and its clients;

ii.Internally and operationally develop programs and policies to give effect to this objective;

iii.Educate and orientate all Issuer staff on the purposes and goals of this Agreement;

iv.Ensure investors understand they are making a “self-directed” decision, and provide Dalmore with all KYC and AML details and data that we reasonably request and require to meet our regulatory responsibilities and as needed pursuant to our operating policies and procedures;

v.Immediately, but not later than within one (1) business day, notify Dalmore with details of any notices, requests, complaints or actions of or by any regulators, law enforcement, investors, trade associations or legal counsel regarding the Offering;

vi.Ensure non-accredited investors do not exceed their permitted limits when participating in the Offering;

vii.Ensure that you and your staff understand that you, as Issuer, will have a direct relationship with your investors;

viii.Where required by law, establish an escrow account with an unaffiliated bank who is retained to act as escrow agent and in compliance with all laws, rules, and regulations, and specifically SEC Rule 15c2-4, and to ensure that (a) the purchase price is promptly deposited into a separate bank account until the contingency has occurred, and (b) the funds are held by a bank under a written escrow agreement;

ix.If an escrow account is not required by law, establish a bank account acceptable to Dalmore that is retained to hold funds in compliance with all laws, rules, and regulations, and to ensure that (a) the purchase price is promptly deposited into a bank account and (b) the funds are held by the bank until release of said funds are approved by the Issuer after all compliance is completed by Dalmore for investors who have paid said funds;

x.Ensure that you file required forms or documents with the SEC, with state securities departments, and with other all other regulatory authorities as required for the Offering being conducted and the general business of Issuer and represents and understands that Dalmore does not file Blue Sky state notices, SEC registration documents or regulatory reports on behalf of Issuer other than as stated in our responsibilities in subpart 3(A) above;

xi.Not compensate any unregistered person directly or indirectly with any fees, commissions or other consideration based upon the amount, sale of securities or success of an Offering;

xii.Include language in your investor subscription agreement that discloses Issuer is paying broker-related administrative and technology fees in connection to this Offering, some of which will be paid out of escrow against net funds due to the Issuer upon any closing;

xiii.Maintain and ensure that you and your agents or employees are properly registered and compliant with applicable state and federal law and agencies or regulatory bodies, and to obtain all authorizations, approvals, consents, orders, licenses, certificates and permits of and from all governmental and regulatory bodies necessary to perform your obligations hereunder and to your investors specifically, and to your business generally.

xiv.Ensure the marketing and promotional activities you engage in, as related to the Offering, are fair and balanced and in compliance with all applicable laws, rules and regulations, including regulatory guidance and industry best practices.

xv.Comply with the requirements of all applicable laws, rules, and regulations when soliciting investors for the Offering.

xvi.Compensate any person for directly selling securities only if such person is associated with a FINRA member broker-dealer and is appropriately registered with both the SEC and the state(s) in which the investors reside.

C.The Issuer represents that it is familiar with and is not subject to any “bad actor” disqualification provisions contained in any applicable law, rule, or regulation that would disqualify the Offering from reliance on any law, rule, or regulation, and that it or any other relevant person (such as underwriters, placement agents, and the directors, officers and significant shareholders of the issuer) has not experienced a disqualifying event or other violations of any applicable law, rule, or regulation.  Specifically, Issuer is familiar with Rule 262 of Regulation A, and Issuer agrees it and all relevant persons has, does and will comply with such rule, and that it will promptly notify Dalmore in the event any disqualification or disclosure event occurs, is likely to occur, or comes to the Issuer’s or Issuer’s agent’s knowledge during the course of this Offering.

4.Compensation: For services provided under this Agreement, the terms and payments shall be as follows:

A.Facilitation Fees: Facilitation fees, as detailed in Exhibit B, which is incorporated herein, are those that are not conditional upon a specific amount being invested or raised, or the successful closing of the Offering or any other event and are payable to Dalmore regardless of result. All fees payable to Dalmore are facilitation fees and are payable to Dalmore regardless of result. Facilitation fees are charged to Issuer at the time the Services are requested (not completed or acted upon) and are nonrefundable.

B.Exceptions: Fees may be negotiated on a case-by-case basis with Dalmore principals and such agreements must be evidenced in writing. For these purposes, an email from Dalmore to Issuer will constitute sufficient evidence of an alteration to Exhibit B. Any negotiated alteration to the Exhibit B is considered to be a specific, one-time exception and shall not be interpreted to be, or constitute as, an amendment or general waiver of Exhibit B or other terms of this Agreement.

C.Expenses: Dalmore will not receive any expense allowances or reimbursements in connection with this offering, including but not limited to any non-refundable due diligence flat fee.

D.Payment Terms: Dalmore will  be paid its facilitation fees by the Issuer via ACH-debit or such other method authorized by the Issuer. Dalmore shall maintain the blotters, books and records of business transacted and amounts due to Dalmore thereunder. The Parties shall have the reasonable right to obtain documentation concerning the details of the payments due.

E.Syndication/Selling Partners: If Issuer, either directly or through Dalmore, enters into selling agreements with any other broker-dealer(s), then Dalmore may charge Issuer for fees due to other parties, so that Dalmore may remit applicable fees to those parties as needed. Issuer acknowledges and unequivocally agrees that Dalmore may have fee-sharing agreements with such syndication partners, which in no way affect the compensation that is due to Dalmore under this Agreement. In no event shall fee-sharing arrangements with syndication partners be interpreted to mean that Dalmore is underwriting or leading the Offering, as Dalmore does not provide these services under this Agreement. Rather, the fee sharing arrangement relates to Services for and administration of the Offering, and other bookkeeping and remittance services provided by Dalmore for Issuer’s convenience.

5. Non-Exclusivity, No Underwriting: Dalmore is not underwriting the Offering. Issuer may, in its sole discretion, offer the opportunity to any broker-dealer(s) to participate in the syndicate and compensate them for selling, advisory, underwriting and other services. This Agreement is otherwise non-exclusive and shall not be construed to prevent either party from engaging in any business activities.

6.Limited License of Trademarks: During the term of this Agreement, Issuer generally has the option to use Dalmore’s name, logo and trademarks on its website and other marketing materials to disclose that Dalmore is acting as a registered broker-dealer, so long as the use of Dalmore’s name, logo or trademarks cannot be construed that the Offering or any transaction is endorsed, recommended, or vetted by Dalmore, or that Issuer or its agents are authorized to act as an agent or a representative of Dalmore.

7.Independent Contractor: It is agreed that Dalmore and Issuer are independent contractors for the business and Services provided hereunder. Under no circumstances shall this Agreement be deemed to imply or infer that Issuer and Dalmore have anything other than an arm’s length and independent relationship. Both Dalmore and Issuer shall be individually responsible and liable for their own respective federal, state, local and other taxes or fees, as well as all costs associated with their businesses.

8.Term and Termination: This Agreement is effective beginning with the date set forth above, and unless terminated shall continue for as long as the Offering remains open and active.

A.Either Party may terminate this Agreement without cause by giving ten (10) days written, email notice to the other at any time. Such termination shall only affect future business and not apply to transactions or other business conducted prior to the date of termination;

B.Either Party may terminate their participation in this Agreement with cause by giving two (2) business days written, email notice to the other at any time setting forth the “for cause” basis for termination.  Unless such “for cause” basis is cured within five (5) days after notice, the termination shall then become in full force and effect;

C.In the event of any termination, unless such termination is for cause (including any regulatory actions or investigations, or complaints filed by investors or persons associated with the issuer or the Offering, collectively “for cause”) the Parties shall cease referring and processing investors;

D.Provided, however, that no termination of this Agreement shall deprive Dalmore of any fees to which it is entitled pursuant to this or any other operative agreement and, specifically, Dalmore shall remain entitled to any fees for any services rendered prior to, or for any fees accrued, but not yet paid, as of such termination.

9. Indemnification: Each Party (each, an “Indemnifying Party”) shall indemnify, hold harmless, and defend the other Party and such other Party’s officers, directors, employees and agents (each such person, an “Indemnified Party”) against any losses, claims, damages or liabilities, joint or several, and expenses (including, without limitation, reasonable attorney’s fees, incurred by such Indemnified Party in connection with investigating or defending against such loss, claim, damage, liability or action) to which any Indemnified Party may become subject (a “Claim”), insofar as such Claim (or actions in respect thereof) arises out of a material breach of any of the covenants, agreements, representations or warranties of the Indemnifying Party contained in this Agreement or the Indemnifying Party’s actions or obligations.  As a condition to being indemnified under this Agreement, the Indemnified Party shall: (i) promptly notify the Indemnifying Party of the Claim; (ii) allow the Indemnifying Party control of the defense and settlement of a Claim; and (iii) provide assistance, at the Indemnifying Party’s expense, in defending or settling the Claim.

10. Confidentiality and Mutual Non-Disclosure: It is acknowledged that in the performance of this Agreement each party may become aware of and/or in possession of confidential, nonpublic information of the other party. Except as necessary in this Agreement’s performance, or as authorized in writing by a Party or by law, the Parties (and their affiliated persons) shall not disclose or make use of such non-public information. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Dalmore to maintain copies of practically all data, including communications and Offering materials, regardless of any termination of this Agreement. Notwithstanding the foregoing, information which is, or was, in the public domain (including having been published on the internet) is not subject to this section.

11. Notices: All notices given pursuant to this Agreement shall be in writing and sent via email to Keith Bliss, Senior Vice President Head of Investment Banking, Dalmore & Co., LLC, at kbliss@Dalmore.com and to Issuer via Allison Green at ally@brewdog.com.

12. Binding Arbitration, Applicable Law and Venue, Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC and FINRA, and laws of the State of New York, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the Financial Industry Regulatory Authority (“FINRA”), with venue in New York, New York. Each of the Parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all Parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing Party shall be entitled to recover damages plus reasonable attorney’s fees.

13.Entire Agreement, Amendment, Severability and Force Majeure: This Agreement contains the entire agreement between Issuer and Dalmore regarding the subject matter hereof. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no Party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of regulators, acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes. This Agreement may be amended only by a writing signed by both Parties and may not be assigned without the written consent of the other Party.

14.Taxpayer Identfication: Section 6109 of the Internal Revenue Code requires us to provide you with our Taxpayer Identification Numbers (TIN).

Company Name: Dalmore Group, LLC

Contact:Etan Butler

Address:525 Green Place

Woodmere, NY 11598

Tax ID Number (EIN):20-2658095

[X]We are exempt from backup withholding.

Under penalties of perjury, Dalmore hereby certifies that the number shown above is our correct taxpayer identification number, that we are not subject to backup withholding, and that we are a U.S. person.

15.Counterparts: This Agreement may be executed in any number of counterparts and will be binding when it has been executed and delivered by the last signatory hereto to execute a counterpart.  A facsimile or electronic transmission of a signature shall be deemed to constitute an original signature for purposes of this Agreement.  Issuer and Dalmore hereby consent and agree that electronically signing this Agreement constitutes each parties signature, acceptance and agreement as if signed in writing.

16.Acknowledgment: The wording of this Agreement was reviewed and accepted by each Party and their legal counsel prior to execution.  It shall be deemed that this Agreement was drafted equally by the Parties, and neither Party shall be entitled to have any wording of this Agreement construed for or against the other Party in the event of any dispute arising in connection with this Agreement.  Further, the undersigned warrant and represent that in executing this Agreement, they have full authority to execute the Agreement and bind themselves and others hereto.  The Parties further represent that they have been independently represented by counsel of their own choice and that each Party has made a full investigation in the facts surrounding the Agreement and that each enters into this Agreement based upon that investigation and upon the advice of their respective counsel.

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[SIGNATURE PAGE FOLLOWS]

The parties have entered into this Agreement as of the day and date set forth above.

BrewDog USA, Inc.Dalmore Group, LLC

By: ____________________________By: ____________________________

Name: Jason BlockName: Etan Butler

Title: CEOTitle: Chairman

E-mail: jason.block@brewdog.comE-mail: etan@dalmorefg.com

EXHIBIT A

Due Diligence Materials

1.Bad Actor (230.262 Disqualification provisions) checks for all natural persons or entities;

2.Filings made by the Issuer and/or Issuer’s agent to the SEC or state regulatory authorities related to this Offering;

3.All other due diligence materials to be requested by Dalmore or any third party affiliate of Dalmore related to due diligence.

EXHIBIT B

FACILITATION FEE SCHEDULE

1.Fee structure for capital raised:

a.Five percent (5.00%) of capital raised up to the first $10 million raised;

b.for all capital raised between $10,000,001 and $15,000,000, a fee of 5.5%;

c.for all capital raised between $15,000,001 and $20,000,000, a fee of 6.0%;

d.for all capital raised between $20,000,001 and $25,000,000, a fee of 6.5%;

e. for all capital raised between $25,000,001 and $30,000,000, a fee of 7.0%;

f. for all capital raised between $30,000,001 and $35,000,000, a fee of 7.5%;

g. for all capital raised between $35,000,001 and $39,000,000, a fee of 8.0%.

2.Dalmore will not receive any expense allowances or reimbursements in connection with this offering, including but not limited to any non-refundable due diligence flat fee.

COMMISSION SHARING AGREEMENT

This Commission Sharing Agreement (the “Agreement”), dated as of April 27, 2020 is by and between Dalmore Group LLC (“Dalmore”) and StartEngine Primary LLC (“StartEngine”), (each a “Party,” and together, the “Parties”).

WHEREAS, Dalmore is a registered broker-dealer with the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, StartEngine is a registered broker-dealer with FINRA;

WHEREAS, Dalmore is engaged to act as the managing broker-dealer by BrewDog USA (“Client”), to raise capital in a securities offering (the “Offering”) as set forth in a Broker-Dealer Services Agreement dated April 27,2020, and under such Broker-Dealer Services Agreement, Dalmore shall be permitted to add broker-dealers to the Offering and such added broker-dealer shall be subject to the indemnification provided by the Client to the same extent as the indemnification provided by Client to Dalmore;

WHEREAS, Dalmore desires to enter into this Agreement with StartEngine to assist Client in raising capital; and

WHEREAS Dalmore and StartEngine have agreed that, as compensation for services provided by StartEngine, Dalmore will share a portion of commissions it receives from the Offering with StartEngine for transactions directly resulting from StartEngine’s investor introductions and website referrals; and

WHEREAS, the Parties desire to set forth the terms and conditions herein.

NOW THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1.Recitals Incorporated. The foregoing recitals are incorporated herein and made a part hereof.

2.StartEngine Services.

a.StartEngine shall market to and refer potential Investors (each, an “Investor” and collectively, the “Investors”) to Dalmore for trade review and compliance for said potential Investors that may have an interest in providing debt or equity capital (each, a “Transaction”) to the Client on terms and conditions to be set out in Client’s relevant securities offering documents (collectively, the “StartEngine Services”). Dalmore acknowledges that StartEngine makes no guaranties, assurances or representations to either Dalmore or the Client that StartEngine will be able to find any Investors, or that any Transaction with the Client will be completed.

b.StartEngine shall conduct the StartEngine Services at all times in accordance with the relevant federal and state securities laws and regulations.

CT01/MCCUP/237206.3CF

c.StartEngine shall submit any and all advertising (if any) created in connection with the provision of the StartEngine Services to Dalmore for review at least three (3) business days prior to use.

d.StartEngine shall immediately notify Dalmore of any change in StartEngine’s legal status or registration with any federal or state securities regulator that could impact Dalmore or the provision of the StartEngine Services.

e.Dalmore may engage StartEngine to provide other services, including transfer agent services, pursuant to terms which shall be mutually agreed to in writing between StartEngine and Dalmore.

3.Dalmore Services. Dalmore will provide execution services and/or investment banking services for Transactions provided that: (i) Investors comply with all of Dalmore’s terms and conditions; (ii) each

Investor is subject to Dalmore approval in its sole discretion; and (iii) such Investors enter into agreements with Dalmore governing the terms and conditions for provision of services by Dalmore (the “Dalmore Services”) and remain in compliance thereof. Neither Dalmore nor its owners, affiliates, officers, directors, advisory committees, agents, employees, associated persons, licensors or other third parties providing services on their behalf will be liable to StartEngine, the Investor or any other person or entity for any damage, cost or expense of any nature or from any cause whatsoever, whether direct, special, incidental or consequential, arising out of, or related to: (i) any Investor’s use of StartEngine Services; or (ii) Dalmore’s refusal to accept, display, execute, clear and/or settle any order entered or executed or attempted to be entered or executed by any Investor.

Dalmore makes no warranty, express or implied, including, without limitation, any implied conditions or warranties or merchantability or fitness for a particular use or purpose, any implied warranty arising from trade usage, course of dealing or course of performance, and of any other warranty or obligation with respect to the Dalmore Services or any software or other equipment made available to any Investor by Dalmore and all such other warranties are hereby disclaimed.

4.Commission Sharing. In the event the Client consummates any Transaction with any investor, individual or entity originated by StartEngine, during the term of the Broker-Dealer Services Agreement and while this Commission Sharing Agreement is in full force and effect, and such a transaction generates the 7% cash commission referenced in the Broker-Dealer Services Agreement, Dalmore agrees to share such commission on the following schedule:

2% - Dalmore

5% - StartEngine

In the event the Client consummates any Transaction with any investor, individual or entity originated by StartEngine, during the term of the Broker-Dealer Services Agreement and while this Commission Sharing Agreement is in full force and effect, and such a transaction generates the 0% warrant commission referenced in the Broker-Dealer Services Agreement, Dalmore agrees to share such warrant commission on the following schedule:

0% - Dalmore

0% - StartEngine

In order for the commissions to be shared, the following items are to be confirmed before fees shall be distributed to StartEngine:

a.StartEngine is a broker/dealer in good standing with FINRA;

b.StartEngine is approved, per its Membership Agreement with FINRA, to act as a placement agent for Regulation A securities;

c.The Investors for whom the commissions are payable are identifiable as having been originated by StartEngine through an electronic means of tracking such investors, or through any alternative means agreed to by the Parties in writing; and

d.StartEngine is compliant with all applicable federal and state requirements, and StartEngine and its registered representatives have satisfied registration requirements in each state in which it plans to solicit;

Upon receipt of the above confirmation to Dalmore, commissions shall be due to StartEngine within five (5) business days of receipt by Dalmore of said commissions following a disbursement of funds from escrow or otherwise by the Client. If no fees are received by Dalmore, StartEngine shall receive no compensation for its services. Dalmore shall not be responsible for any out-of-pocket expenses incurred by StartEngine in connection with rendering the StartEngine Services other than fees payable to FINRA with respect to review of advertising materials. StartEngine and Dalmore understand and agree that disbursement of commissions from escrow or otherwise dependent on the Client and the terms of each offering, and that shared commissions will only be paid to StartEngine by Dalmore after Dalmore actually receives its fees or commissions from Client.

5.Compliance with Securities Laws and Regulations. Each Party shall be responsible for compliance with all applicable federal, state and local securities laws and regulations, including all applicable rules of self-regulatory organizations (together “Securities Regulations”). To the extent that either Party fails to comply with Securities Regulations, it shall indemnify the other Party from any costs, fees, expenses, penalties, fines or damages resulting from the violation. In the event StartEngine is requested or required to assist Dalmore or the Client, provide testimony or respond to a subpoena, in connection with any action, claim, suit, proceeding or regulatory filing or investigation (an “Action”) related to or arising out of this Agreement, StartEngine will cooperate with the Client or Dalmore and their respective counsel.

A.StartEngine agrees to indemnify and hold harmless Dalmore and its officers, managers, agents, employees and registered representatives (collectively for purposes of this Section 5, “Dalmore”) and from and against any claims, losses or damages (“Damages”) related to or arising out of the breach of its obligations under this Agreement or the services to be performed by StartEngine hereunder and will reimburse Dalmore for their reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with investigating, preparing, or defending any Action related thereto, including to enforce this Agreement, whether or not Dalmore is a party to the Action. StartEngine will not, however, be responsible for any Damages or expenses related thereto (i) that have resulted from bad faith, intentional misconduct or gross negligence of Dalmore, (ii) that have resulted from any settlement entered into by Dalmore which results in liability for StartEngine without the written consent of StartEngine (which consent shall not be unreasonably withheld) or (iii) that are exemplary, punitive, incidental, consequential or indirect damages. Dalmore will indemnify and hold harmless StartEngine and its directors, officers, agents, affiliates and employees of StartEngine from and against all losses, claims damages, liabilities and expenses that result from bad faith, gross negligence, breach of its obligations under this Agreement, or unauthorized representations of Dalmore. Dalmore will not, however, be responsible for any Damages or expenses related thereto (i) that have resulted from bad faith, intentional misconduct or gross negligence of StartEngine, (ii) that have resulted from any settlement entered into by StartEngine which results in liability for Dalmore without the written consent of Dalmore (which consent shall not be unreasonably withheld) or (iii) that are exemplary, punitive, incidental, consequential or indirect damages.

B.If the indemnification provided in Section 5 is judicially determined to be unavailable or insufficient, other than by virtue of the express exclusions from StartEngine’s indemnification obligations set forth in Section 5(A) above, then StartEngine will contribute to the Damages and out-of-pocket expenses of any person or entity related to Dalmore, or the portion hereof that it does not indemnify, in such proportion as is appropriate to reflect the relative benefits received by Dalmore on the one hand and StartEngine on the other under this Agreement. Section 5 shall be in addition to any rights that Dalmore may have at common law or otherwise. Nothing in Section 5 shall purport to waive any rights that any person may have under federal or state securities laws the waiver of which is void. The expense reimbursement provisions of this Section 5 are in addition to those set forth in Section 4.

6.Statements. Dalmore shall provide StartEngine with a statement giving details of the commissions to be paid pursuant to this Agreement when shared commissions are paid to StartEngine. If requested by StartEngine, Dalmore will review such statements with StartEngine in order to reconcile any errors.

Dalmore reserves the right to disclose all commission payment details to the Client, including but not limited to, the calculation method and the payment method.

7.Confidentiality; No Advertisement. StartEngine and Dalmore agree to keep confidential any information either may acquire as a result of this Agreement regarding the business and affairs of the other (“Confidential Information”), including, without limitation, the identity of each other’s clients, except as otherwise required by law, regulation or legal process, or as otherwise provided in this Section 7. Notwithstanding the foregoing, the term Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Party in breach of this Agreement, (ii) was within the possession of the Party on a non-confidential basis prior to it being furnished pursuant to this Agreement, (iii) becomes available to a Party on a non-confidential basis from a source other than the disclosing Party; provided that with respect to clauses (ii) and (iii) above the source of such information is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality, with respect to such information, or (iv) was developed independently of, and without reference to, any Confidential Information. Neither Party shall, without the prior written consent of the other Party, place any advertisement in any media or social media whatsoever or, except as provided herein, make any written or electronic communication addressed to any Client, potential client or other third party if such advertisement or communication in any manner makes reference to the other Party, unless express written permission of the other Party has been obtained.

8.Term. The term of this Agreement shall be for the length of the Client’s Offering (including any transactions finalized after the Client’s Offering closes), unless the Broker-Dealer Services Agreement with Dalmore is terminated by Client, in which case this Agreement shall also terminate, but Dalmore will continue to pay any shared commissions payable to StartEngine for any commissions that Dalmore received after such termination.

9.Access to Information. StartEngine and Dalmore jointly agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding arising in connection with this Agreement, the Broker-Dealer Services Agreement or the Offering. Each Party, upon receipt, will notify the other Party of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding in connection with this Agreement, the Broker-Dealer Services Agreement or the Offering. Each Party shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request in order to ascertain whether the other Party’s operations are being conducted in a manner consistent with any applicable law, rule or regulation; provided, however, it is agreed that the Party being requested for Confidential Information in such manner will provide the other Party with prompt notice of such requests, provided such notification is legally permitted, so that the Party being requested for such Confidential Information or the Party on behalf of whom such Confidential Information was disclosed may seek a protective or other appropriate remedy, or waive compliance with the confidentiality obligations of Section 7 of this Agreement. If such protective order or other remedy is not obtained and the Party being requested for Confidential Information or any of its applicable representatives are legally compelled to disclose such Confidential Information, or if the non-disclosing Party waives compliance with the confidentiality obligations of Section 7 of this Agreement, the Party being requested for such Confidential Information or its applicable representatives shall furnish only that portion of the Confidential Information which the Party being requested for the information or its applicable representatives have been advised by counsel is legally required. Each Party shall bear its own costs and expenses of complying with any regulatory requests.

10.General.

a.Entire Agreement; Waiver; No Assignment. This Agreement constitutes the complete and exclusive statement of the agreement between the Parties as relates to the subject matter hereof and supersedes all proposals, oral or written, and all other representations, statements, negotiations and undertakings relating to the subject matter. No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either Party unless in writing signed by an authorized representative of such Party. No waiver by either Party of any breach by the other Party of any of the provisions of this Agreement shall be construed as a waiver of any other provision or that provision on any other occasion. Neither Party may assign this Agreement and/or any of its rights and/or obligations hereunder without the prior written consent of the other Party and any such attempted assignment shall be void.

b.Notices. Any notice required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been delivered and given (a) when delivered personally; (b) three (3) business days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; or (c) one (1) business day after deposit with a commercial overnight courier, with written verification of receipt. All communications will be sent to the following addresses or to such other address as may be designated by a Party by giving written notice to the other Party pursuant to this Section 10.

To Dalmore:To StartEngine:

Dalmore Group LLCStartEngine Primary LLC

525 Green Place8687 Melrose Ave 7th Floor - Green

Woodmere, NY 11598Building, Los Angeles, CA 90069

Attn: Etan ButlerAttn: Howard Marks

Email: etan@dalmorefg.comTelephone: 310-963-1789 Email: howard@startengine.com

With a copy to:

Sara Hanks Crowdcheck Law, LLP

[BD Attorney Firm Address]

[BD Attorney Firm City/State/Zip] Telephone: (703) 548 7263

Email: sara@crowdchecklaw.com

c.Severability. In the event any one or more of the provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and this Agreement shall be read as though the offending provision had not been written.

d.Headings. The captions and headings used in this Agreement are inserted for the convenient reference of the Parties and in no way define, limit or describe the scope or intent of this Agreement or any part hereof.

e.Injunctive Relief. Each Party hereby acknowledges and agrees that damages at law may be inadequate remedies for the breach of this Agreement. Accordingly, each Party agrees that the other Party may be entitled to temporary and permanent injunctive or other equitable relief with respect to any such breach. The rights set forth in this Section 10(e) shall be in addition to any other rights that either Party may have at law or in equity.

f.No Agency Relationship. Neither Party shall hold itself out as an agent of the other. Neither this Agreement, nor any activity thereunder, shall create a general or limited partnership, association, joint venture, branch, or agency relationship between StartEngine and Dalmore.

g.Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed effective as if each Party had signed each of such counterparts.

h.Governing Law. This Agreement shall be subject to and governed by the laws of New York without regard to conflict of laws.

i.Dispute Resolution. The Parties agree to mediate in New York, New York any controversy, claim, or dispute arising between the Parties before resorting to legal action as set forth herein. Mediation fees, if any, shall be divided equally between the Parties. The Parties agree that if any Party commences an action without first attempting to resolve the matter through mediation, or refuses to mediate after a request has been made, then that Party shall not be entitled to recover attorney’s fees, even if said fees would otherwise be available to that Party in any such action. In the event that the parties cannot settle the dispute in mediation, all disputes and controversies relating to or in any way arising out of this Agreement shall be settled by arbitration before and under the rules and auspices of FINRA unless otherwise agreed by the Parties in writing. The award in such arbitration proceeding shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. The Parties shall each bear their own costs, fees and expenses unless the arbitrators specify otherwise in their award. Any arbitration proceeding shall take place in New York, New York.

j.Authority. The persons executing this Agreement on behalf of StartEngine and Dalmore each warrant that they have full authority to do so and StartEngine and Dalmore each agree that they shall not claim lack of corporate or other authority as a defense in any proceeding in connection with the Agreement.

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IN WITNESS WHEREOF, each Party has caused the original or a counterpart of the original of this Agreement to be executed as of the date first written above by its duly authorized representative.

Dalmore Group LLC

By:

Name: Etan Butler Title: Chairman

StartEngine Primary LLC

By: :

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